Exhibit n.4

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of KCAP Financial, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of KCAP Financial, Inc. (the “Company”), including the consolidated schedule of investments, as of December 31, 2014, and the related consolidated statements of operations, changes in net assets and cash flows for the year then ended, and have issued an unqualified opinion thereon dated March 31, 2015 (included elsewhere in the Registration Statement). The senior securities table as of December 31, 2014 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, NY

August 7, 2015